Exhibit 99.1
CA Technologies Names Richard Beckert Chief Financial Officer
ISLANDIA, NY, May 18, 2011 — CA Technologies (NASDAQ: CA) today announced the appointment of Richard Beckert as executive vice president and chief financial officer, effective immediately. He succeeds Nancy Cooper who recently announced her retirement.
Beckert, who has more than 25 years experience in high-tech corporate finance, has served as CA Technologies corporate controller for the past three years. In that role, he was responsible for all the company’s financial planning, accounting, pricing and international reporting activities. He joined the company in 2006 as a senior vice president responsible for strategic pricing and offerings.
“Rich is an outstanding executive who has a deep understanding of our business, our industry and our customers,” said Bill McCracken, CA Technologies CEO. “He will continue to implement a corporate strategy that carefully balances strong expense control, investments in acquisitions and organic development in new and existing markets to drive revenue growth and enhanced returns to our shareholders.”
Before joining CA Technologies, Beckert held a number of senior management positions at IBM, including division controller for IBM’s Data Management and Lotus divisions. He also served as director of financial operations for IBM Americas. Beckert earned a Bachelor of Science degree in finance administration from Northeastern University in Boston.
“I would like to personally thank Nancy for her contribution over the last 5 years. Under her leadership, the team helped put CA Technologies on a sound financial footing, which allowed us to achieve an ‘investment grade’ rating at all credit agencies,” McCracken continued. “Her deep experience and steady hand have helped guide us to where we are today.”
About CA Technologies
CA Technologies (NASDAQ: CA) is an IT management software and solutions company with expertise across all IT environments — from mainframe and distributed, to virtual and cloud. CA Technologies manages and secures IT environments and enables customers to deliver more flexible IT services. CA Technologies’ innovative products and services provide the insight and control essential for IT organizations to power business agility. The majority of the Global Fortune 500 relies on CA Technologies to manage evolving IT ecosystems. For additional information, visit CA Technologies at www.ca.com.

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